UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

GRUBHUB INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36389	46-2908664
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Washington Street, Suite 2100, Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 585-7878

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)Election of Directors

On February 12, 2016, the Board of Directors (the “Board”) of Grubhub Inc. (the “Company”) appointed Keith Richman as a Class III director.  Mr. Richman is President of DEFY Media, a digital media company.  As a Class III director, Mr. Richman will serve on the Board until the Company’s 2017 annual meeting of stockholders and until his successor is duly elected and qualified.  The Board has affirmatively determined that Mr. Richman is independent under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange.

The Board also appointed Mr. Richman to serve on the Compensation Committee of the Board.  Mr. Richman will participate in all director compensation and benefit programs in which the Company’s other non-employee directors participate.  These compensation arrangements and plans are described in more detail under the heading “Director Compensation Arrangements” in the Company’s proxy statement on Schedule 14A filed with the SEC on April 10, 2015.  In connection thereto, on February 12, 2016, the Board granted Mr. Richman an initial option grant (“Initial Grant”) of $250,000 in value under the Company’s 2015 Long-Term Incentive Plan, which Initial Grant is scheduled to vest as to 25% of the underlying shares on March 1, 2017 and as to 1/48 of the underlying shares on the first calendar day of each month for 36 consecutive months thereafter, subject to Mr. Richman’s continued service to the Company on each vesting date.

There are no family relationships between Mr. Richman and any officer or other director of the Company or any related party transactions involving Mr. Richman and the Company. There is no arrangement or understanding between Mr. Richman and any other person pursuant to which he was selected as a director. In addition, Mr. Richman has never been employed at the Company or any of its subsidiaries.

Mr. Richman will have all of the obligations, including the fiduciary duties to the Company and its stockholders, of a director under applicable law and under the Company’s organizational documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRUBHUB INC.

Date: February 12, 2016	By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: Chief Financial Officer